UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 17, 2022

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CLEARFIELD, INC.

(Exact name of registrant as specified in its charter)

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Minnesota	000-16106	41-1347235
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7050 Winnetka Avenue North, Suite 100

Brooklyn Park, Minnesota 55428

(Address of Principal Executive Offices) (Zip Code)

(763) 476-6866

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	CLFD	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Items under Sections 2 through 8 are not applicable and are therefore omitted.

Item 1.01. Entry into a Material Definitive Agreement.

On May 17, 2022, Clearfield, Inc. (the “Company”) and its newly formed, wholly-owned subsidiary Clearfield Finland Oy (“Buyer”) entered into a Share Sale and Purchase Agreement (the “Purchase Agreement”) pursuant to which the sellers party to the Purchase Agreement have agreed to sell to Buyer all of the issued and outstanding shares of Nestor Cables Ltd (“Nestor Cables”), a Finnish company engaged in the development and manufacturing of fiber optic cable solutions in Northern Europe. Upon closing of the transactions contemplated by the Purchase Agreement, Nestor Cables will become a wholly-owned subsidiary of Buyer. The closing is subject to customary closing conditions, as well as approval from the Ministry of Economic Affairs and Employment of Finland under the Finnish Act on the Screening of Foreign Corporate Acquisitions.

As consideration for the transactions contemplated by the Purchase Agreement, Buyer will pay at closing an aggregate of approximately EUR €7,947,500 in cash to the sellers for their Nestor Cables shares (plus a 2% per annum interest amount from the period June 1, 2022 to the closing date), an aggregate of approximately EUR €5,380,000 in principal and any then-accrued interest on capital loans made to Nestor Cables by certain creditors, and pay or assume an additional approximately EUR €7,418,000 in principal amount of interest-bearing indebtedness. The Company expects total cash required at closing will be approximately USD $17 million, which is expected to be funded from draw from the Company’s Loan Agreement with Bremer Bank, National Association entered into on April 27, 2022. The Company has guaranteed the liabilities and obligations of Buyer related to the transaction consideration.

Buyer and the sellers each have made certain representations, warranties and covenants in the Purchase Agreement. Sellers’ covenants include covenants relating to the conduct of Nestor Cables’ business during the period between the execution of the Purchase Agreement and closing, and a 24-month non-competition covenant and a 36-month non-solicitation covenant commencing upon the closing of the transaction. The Purchase Agreement representations, warranties and covenants were made solely for the purposes of the Purchase Agreement and of specific dates, were solely for the benefits of the parties thereto, and may be subject to important qualifications and limitations agreed to by the parties in connection with the negotiated terms of the Purchase Agreement. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to certain disclosures between the parties and a contractual standard of materiality different from those generally applicable to the Company’s SEC filings. In addition, the representations and warranties were made for purposes of allocating risk among the parties to the Purchase Agreement and should not be relied upon as establishing factual matters.

If the closing of the transactions contemplated by the Purchase Agreement has not taken place by September 30, 2022, either of the parties may terminate the Purchase Agreement upon written notice to the other party; provided, however, a party will not be entitled to terminate the Purchase Agreement if the failure for the closing to take place by such date is due to a breach of the Purchase Agreement by such party.

The foregoing summary of the Purchase Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the Purchase Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022.

On May 17, 2022, the Company issued a press release announcing the execution of the Purchase Agreement. A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference. Also furnished hereto as Exhibit 99.2 is the slide presentation to be used by Cheryl Beranek, the Company’s President and Chief Executive Officer, and Daniel Herzog, the Company’s Chief Financial Officer, during the live webcast and telephone conference relating to the execution of the Purchase Agreement.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press release of Clearfield, Inc. issued on May 17, 2022.
99.1	Presentation of Clearfield, Inc. for May 17, 2022 live webcast and telephone conference.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEARFIELD, INC.

Date: May 17, 2022	By:	/s/ Daniel Herzog
Daniel Herzog
Chief Financial Officer